Exhibit 99.2

Q4 Financial Performance February 5, 2018

‘Non-GAAP’ Items and Forward-Looking Statements This presentation contains the following non-GAAP measures: Percentage changes in net sales, excluding currency rate effects (for each segment, and the Company as a whole); Adjusted EBITDA (for each segment, and the Company as a whole; absolute and as a percentage of sales);Net debt; and Net income per share attributable to the Company, excluding adjustments. We think such items provide useful information to investors regarding the Company’s core operational performance. See the Company’s earnings release (which accompanies this presentation) for additional information including reconciliations to GAAP measures.  This presentation also may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. We disclaim any obligation to update any information in this presentation to reflect any changes or developments after the date on the cover page. Certain additional disclosures regarding our use of these ‘non-GAAP’ items and forward-looking statements are set forth in our fourth-quarter earnings press release dated February 5, 2018, and in our SEC filings, including our most recent quarterly reports and our annual reports for the years ended December 31, 2014, 2015, and 2016. Our use of such items in this presentation is subject to those additional disclosures, which we urge you to read.   2

Net Sales by Segment  3    (in thousands, except percentages)   Net Sales Three Months ended December 31, 2017 2016 Percent Change  Impact of Changes in Currency Translation Rates  Percent Change excluding Currency Rate Effect  Machine Clothing (MC)   $150,263   $144,744   3.8%   $4,382   0.8%  Albany Engineered Composites (AEC) 76,465   68,302   12.0%   937   10.6%  Total   $226,728   $213,046   6.4%   $5,319   3.9%    (in thousands, except percentages)   Net Sales Years ended December 31, 2017 2016      Percent Change  Impact of Changes in Currency Translation Rates  Percent Change excluding Currency Rate Effect  Machine Clothing (MC)   $590,357   $582,190   1.4%   $3,071   0.9%  Albany Engineered Composites (AEC)   273,360   197,649   38.3%   674   38.0%  Total   $863,717   $779,839   10.8%   $3,745   10.3%

Gross Profit Margin by Quarter Percentage of Net Sales  4  Includes 7.3% impact from profitability revision in two AEC contracts 55% 50% 45% 40% 35% 30% 25% Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 Q3 2017 Q4 2017 47.9% 47.6% 47.5% 46.8% 48.5% 48.3% 48.5% 45.0% 42.1% 38.5% 37.9% 36.3% 38.1% 29.2% 35.8% 34.1% Machine Clothing Total Company

Net Income (GAAP) and Adjusted EBITDA (non-GAAP) by Segment

(in thousands)	Three Months ended December 31, 2017				Three Months ended December 31, 2016			
	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$34,584	$585	$(12,605)	$22,564	$39,946	$(1,280)	$(11,836)	$26,830
Interest, taxes, other income/expense	-	-	(17,406)	(17,406)	-	-	(10,844)	(10,844)
Net income (GAAP)	34,584	585	(30,011)	5,158	39,946	(1,280)	(22,680)	15,986
Interest expense, net	-	-	4,049	4,049	-	-	3,854	3,854
Income tax expense	-	-	9,985	9,985	-	-	4,841	4,841
Depreciation and amortization	8,429	8,920	1,351	18,700	8,583	6,433	1,221	16,237
EBITDA (non-GAAP)	43,013	9,505	(14,626)	37,892	48,529	5,153	(12,764)	40,918
Restructuring expenses, net	2,417	854	-	3,271	150	526	47	723
Foreign currency revaluation losses/(gains)	(524)	44	2,325	1,845	(2,050)	11	(1,170)	(3,209)
Adjustment to write-off of inventory in a discontinued product line	-	(355)	-	(355)	-	-	-	-
Pretax loss/(income) attributable to non-controlling interest in ASC	-	746	-	746	-	(160)	-	(160)
Adjusted EBITDA (non-GAAP)	$44,906	$10,794	$(12,301)	$43,399	$46,629	$5,530	($13,887)	$38,272

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ALBANY INTERNATIONAL

Net Income (GAAP) and Adjusted EBITDA (non-GAAP) by Segment

	Year ended December 31, 2017				Year ended December 31, 2016			
(in thousands)	Machine Clothing	Albany Engineered Composites*	Corporate expenses and other	Total Company	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$153,936	$(31,657)	$(46,128)	$76,151	$152,529	$(15,363)	$(45,390)	$91,776
Interest, taxes, other income/expense	-	-	(43,566)	(43,566)	-	-	(38,964)	(38,964)
Net income (GAAP)	153,936	(31,657)	(89,694)	32,585	152,529	(15,363)	(84,354)	52,812
Interest expense, net	-	-	17,091	17,091	-	-	13,464	13,464
Income tax expense	-	-	22,123	22,123	-	-	25,454	25,454
Depreciation and amortization	33,527	33,533	4,896	71,956	36,428	24,211	6,822	67,461
EBITDA (non-GAAP)	187,463	1,876	(45,584)	143,755	188,957	8,848	(38,614)	159,191
Restructuring expenses, net	3,429	10,062	-	13,491	6,069	2,314	(7)	8,376
Foreign currency revaluation (gains)/losses	3,903	214	4,644	8,761	(404)	16	(3,525)	(3,913)
Write-off of inventory in discontinued product line in 2017 / Acquisition expenses in 2016	-	2,800	-	2,800	-	5,367	-	5,367
Pretax loss/(income) attributable to non-controlling interest in ASC	-	567	-	567	-	(125)	-	(125)
Adjusted EBITDA (non-GAAP)	$194,795	$15,519	$(40,940)	$169,374	$194,622	$16,420	$(42,146)	$168,896

* Includes Q2 charge of $15.8 million for AEC contract revisions

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Earnings Per Share      Per share amounts (Basic)  Three Months ended December 31, 2017 2016    Years ended December 31, 2017 2016    Net income attributable to the Company, as reported (GAAP)  $0.18  $0.49  $1.03*  $1.64  Adjustments:  Restructuring expenses, net  0.07  0.01  0.27  0.16  Discrete tax adjustments and effect of change in income tax rate  0.16  (0.08)  0.14  (0.07)  Foreign currency revaluation losses/(gains)  0.04  (0.06)  0.18  (0.07)  Write-off of inventory in a discontinued product line  (0.01)  -  0.05  -  Acquisition expenses  -  -  -  0.11  Net income attributable to the Company, excluding adjustments (non-GAAP)  $0.44  $0.36  $1.67  $1.77  * Includes Q2 charge of $0.31 for AEC contract revisions 7

Impact of U.S. Tax Reform Fourth Quarter 2017:Discrete, mostly non-cash, tax charge of $7 million related to: Revaluation of net U.S. deferred tax assets to 21% - $1 million Mandatory deemed repatriation liability - $6 million Based on Company’s current estimates, to be refined as more information becomes available and more guidance is issued 2018 Estimates: Global tax rate from continuing operations estimated to range from 27% to 31% (driven by income mix), a decrease from the 32% rate in 2017Cash taxes, globally, estimated to range from $22 million to $24 million Foreign cash repatriation program to continue, anticipate long-term benefit 8

Total Debt (GAAP) and Net Debt* (non-GAAP)$ thousands  9  *Total debt less cash see table 20 for reconciliation of total debt to net debt $550,000 $500,000 $450,000 $400,000 $350,000 $300,000 $250,000 $200,000 $150,000 $100,000 $50,000 40 June 30, 2016 September 30, 2016 December 31, 2016 March 31, 2017 June 30, 2017 September 30, 2017 December 31, 2017 $486,312 $310,287 $491,808 $295,638 $484,896 $303,154 $480,450 $337,117 $496,011 $357,219 $505,529 $352,064 $516,181 $332,454